Exhibit 10.a

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 18th day of April, 2005, by and between FRANKLIN KENTWOOD, LLC, an Illinois limited liability company (“Seller”), having an address at 2000 York Road, Oak Brook, Illinois 60523, and X-RITE, INCORPORATED, a Michigan corporation (“Purchaser”), having an address at 3100 44th Street SW, Grandville, Michigan 49418 .

WITNESSETH:

Seller owns fee title to the tract or tracts of land situated in Kent County, Michigan, more particularly described on Exhibit A attached hereto (the “Total Site”), which is improved with a building, containing a total of 915,000 square feet, more or less, and commonly known as 4300 44th Street SE, Kentwood, Michigan (the “Total Improvements”). The Total Site and the Total Improvements are collectively referred to as the “Total Property” and are depicted on Exhibit B attached hereto.

Purchaser desires to purchase, and Seller agrees to sell to Purchaser, a portion of the Total Property consisting of the Land and Improvements, as those terms are hereinafter defined, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

PURCHASE AND SALE

Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

those certain tracts or parcels of land situated in Kent County, Michigan, comprising a portion of the Total Site and more particularly depicted on Exhibit C attached hereto and made a part hereof, containing approximately 20 acres, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

the buildings, structures, fixtures and other improvements on the Land, as more particularly described on Exhibit D attached hereto and made a part hereof, comprising the northernmost approximately 350,000 square feet of the Total Improvements with 44th street frontage, which shall be subdivided from the remainder of the Total Improvements by Seller in accordance with Article IV hereof (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

all of Seller’s right, title and interest in and to any tangible personal property upon the Land or within the Improvements owned by Seller, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, heating, air-conditioning and ventilation equipment and other items of personal property used exclusively in connection with the operation of the Land and the Improvements (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”); and

all of Seller’s right, title and interest in and to (i) if and to the extent assignable, all plans and specifications for the Improvements, and (ii) any assignable existing warranties and guaranties (expressed or implied), licenses and permits issued to Seller in connection with the Improvements or the Personal Property (the property described in this Section 1.1(d) being sometimes herein referred to collectively as the “Intangibles”).

Property Defined. The Land, the Improvements, the Personal Property, and the Intangibles are hereinafter sometimes referred to collectively as the “Property.” Within five (5) days following the Effective Date, Seller shall deliver to Purchaser a written detailed list of mechanical systems that will be conveyed to Purchaser at Closing as part of the Improvements or the Personal Property. Upon Purchaser’s approval of such list, it shall become an exhibit to this Agreement and made a part hereof.

Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, permitted exceptions pursuant to Article II hereof (herein referred to collectively as the “Permitted Exceptions”).

Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of THIRTEEN MILLION FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($13,425,000) (the “Purchase Price”).

Earnest Money. Within five (5) business days following (i) the Effective Date (as defined in Section 12.16) or (ii) the date Seller notifies Purchaser of the title insurance company to be selected by Seller subject to the reasonable approval of Purchaser (in its capacity as escrow agent, the “Escrow Agent” or in its capacity as a title insurer, the “Title Company”), whichever occurs later, Purchaser shall deposit with the Escrow Agent, as an earnest money deposit (the “Earnest Money”), the sum of Two Hundred Thousand Dollars ($200,000), to be paid in cash, by certified bank or cashier’s check, or by federal wire transfer of immediately available federal funds. The Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of an escrow agreement entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement or as soon thereafter as reasonably possible. All interest accruing on such deposits shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. The Earnest Money shall be applied to the Purchase Price, returned to Purchaser or paid to Seller in accordance with the terms of this Agreement.

Payment of Balance of Purchase Price. In addition to the Earnest Money the balance of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash, by certified bank or cashier’s check, or by federal wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

TITLE, SURVEY, AND SEARCHES

Title Examination; Commitment for Title Insurance. Within fourteen (14) days following the date the Survey (as defined in Section 2.2) is received by Seller from the Surveyor, Seller shall deliver to Purchaser, an ALTA title insurance commitment (the “Title Commitment”) covering the Land and Improvements from First American Title Insurance Company (the “Title Company”), showing all matters affecting title to the Property and binding the Title Company to issue at Closing an Owner’s Policy of Title Insurance Form 1992 (revised 10-17-92) in the full amount of the Purchase Price pursuant to Section 2.5 hereof, together with true and complete copies of all instruments referenced in Schedule B thereof. It shall be Purchaser’s responsibility to negotiate with the Title Company for the insurance of the title endorsements set forth on Exhibit E attached hereto.

Survey. Seller shall use its best efforts to deliver to Purchaser and the Title Company, within twenty-one (21) days following the Effective Date, a survey of the Land and Improvements (the “Survey”), dated after the Effective Date, prepared by a Michigan licensed surveyor reasonably satisfactory to Purchaser, certified to Purchaser and the Title Company, prepared according to the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” as adopted by ALTA and ACSM in 1999, which shall include the following Additional Survey Requirements shown on Table A thereof – 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 15, and 16. Following the completion of the Redevelopment Work and the subdivision of the Total Site, Seller, at its expense, shall deliver to Purchaser an updated Survey of the Land and Improvements.

Title Objections; Cure of Title Objections. Purchaser shall have fifteen (15) days following its receipt of the Title Commitment (together with the documents of record referred to in Section 2.1) and the Survey referred to in Section 2.2, whichever is later, to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment (including title endorsements to be issued pursuant to Section 2.1) or the Survey (“Unpermitted Exceptions”). Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object during said fifteen (15) day period shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller of any Unpermitted Exceptions prior to the expiration of said fifteen (15) day period, Seller shall have fifteen (15) days from the date of delivery of Purchaser’s notice to have such Unpermitted Exceptions removed from the Title Commitment or the Survey, as applicable, and provide satisfactory evidence thereof to Purchaser. If Seller fails to have such Unpermitted Exceptions removed within said fifteen (15) day period, Purchaser, as its sole option, may elect, on or before the later of (y) the expiration of the Contingency Period (as hereinafter defined), and (z) a period of ten (10) days following the expiration of the fifteen (15) day period set forth in the preceding sentence for Seller’s removal of Unpermitted Exceptions, to (i) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Purchaser, or (ii) accept the title to the Land and Improvements subject to all such Unpermitted Exceptions that Seller has failed to have removed with the further right to deduct from the Purchase Price amounts secured by or constituting unpermitted items or encumbrances of a definite or ascertainable amount, and/or cause the Title Company to issue its endorsement insuring against damage caused by such Unpermitted Exceptions and deduct from the Purchase Price the cost of the premiums and security provided for said endorsement, as the case may be; provided that if the aggregate amount of such premiums and security for the removal of Unpermitted Exceptions exceeds Twenty Thousand Dollars ($20,000) and if Purchaser elects to pay such excess amount, Seller shall pay the initial Twenty Thousand Dollars ($20,000). In the event Purchaser terminates this Agreement due to an Unpermitted Exception intentionally and willfully created or suffered by Seller for the purpose of hindering, undermining, or preventing the consummation of the purchase of the Property by Purchaser, Purchaser shall be paid by Seller the actual cost incurred by Purchaser in connection with the transaction contemplated by this Agreement, not to exceed $50,000, in addition to the return of the Earnest Money. Purchaser’s exercise of the foregoing right shall not be deemed a waiver or release of any of its remedies, at law or in equity, or pursuant to this Agreement, for default if said Unpermitted Exceptions were intentionally or willfully caused or suffered through Seller or any party claiming by, through, or under Seller.

Tax Lien and Judgment Searches. Within twenty-five (25) days following the Effective Date, Purchaser, at its sole cost and expense, may elect to obtain searches of the records of the Recorder of Deeds of Kent County, Michigan, the Secretary of State of Michigan, and the U.S. District Court for the Western District of Michigan to determine whether there are any security interests, judgments, tax liens, or bankruptcy proceedings, which affect or could affect the Property or any interests therein to be transferred to Purchaser pursuant to this Agreement. If said searches disclose the existence of any security interests, judgments, tax liens, or bankruptcy proceedings, which affect or could affect Seller’s interest in the Property (except Permitted Exceptions), Seller shall have fifteen (15) days from the date thereof to secure the release, satisfaction, or termination (as appropriate) of same and provide satisfactory evidence thereof to Purchaser. If Seller fails to secure such release, satisfaction, or termination (as appropriate), Purchaser may elect upon notice to Seller on or before the expiration of the Contingency Period to (i) terminate this Agreement, in which event the Earnest Money shall promptly be returned to Purchaser, or (ii) accept title subject to such unpermitted exceptions with the further right to deduct from the Purchase Price amounts secured by or constituting any such security interests, judgments, and tax liens (other than Permitted Exceptions) of a definite or ascertainable amount. Purchaser’s exercise of the foregoing right shall not be deemed a waiver or release of any of its remedies, at law or in equity or pursuant to this Agreement, for default if said security interests, judgments, tax liens, or bankruptcy proceedings were intentionally and willfully caused or suffered by or through Seller or any party claiming by, through, or under Seller for the purpose of hindering, undermining, or preventing the consummation of the purchase of the Property by Purchaser. Said searches may be updated at Purchaser’s sole cost and expense as of a date not earlier than ten (10) days prior to the Closing Date confirming the absence of such security interests, judgments, tax liens, or bankruptcy proceedings.

Conveyance of Title. It shall be a condition to Closing that Purchaser receive from the Title Company a 1992 Owner’s Policy of Title Insurance (the “Title Policy”) covering the Land and Improvements, in the full amount of the Purchase Price with “extended coverage”, together with the endorsements set forth on Exhibit E attached hereto and made a part hereof, subject to the Permitted Exceptions:

Pre-Closing “Gap” Title Defects. Following the substantial completion of the Redevelopment Work (as hereinafter defined) and at least five (5) days prior to the Closing Date, Seller, at its expense, shall cause the Title Company to issue and deliver to Purchaser a later date Title Commitment with respect to the Land and Improvements only and shall cause a new or updated as-built Survey of the Land and Improvements only to be issued and delivered to Purchaser. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the Surveyor between (a) the effective date of the Title Commitment referred to above, and (b) the date on which the transaction contemplated herein closes. With respect to any objections to title set forth in such notice, Seller shall have the same obligation to cure and Purchaser shall have the same option to accept title subject to such matters or, if such title objections or survey defects would materially and adversely affect the Property or the title thereto and Seller elects not to cure same in a manner reasonably satisfactory to Purchaser, to terminate this Agreement as those which apply to any notice of objections made by Purchaser pursuant to Section 2.3 and Seller shall be required to cure or insure over (to Purchaser’s reasonable satisfaction) any liens of a definite or ascertainable amount. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed fifteen (15) days after the date for Closing set forth in Section 5.1 hereof.

PURCHASER’S CONTINGENCIES

Contingencies. During the period beginning on Effective Date and ending at 5:00 p.m. (local time at the Property) on the forty-fifth (45th) day following the Effective Date (hereinafter referred to as the “Contingency Period”), Purchaser obligations under this Agreement shall be subject to and contingent upon the satisfaction or waiver by Purchaser of each of the following:

(a) Purchaser, at its sole election, shall have the right to make a physical inspections of the Property, to perform tests on the Property and to examine at such place or places at the Property or elsewhere as the same may be located, any operating files (except for any confidential information or attorney-client information) maintained by Seller or its property manager in connection with the maintenance and/or management of the Property, including, without limitation, insurance policies, bills, invoices, receipts and other general records relating to the expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and for the roof and building components of the Property, engineering reports, environmental audits and similar materials. Purchaser understands and agrees that any on-site inspections or testing of the Property shall be conducted at reasonable times upon at least twenty-four (24) hours’ prior written or telephonic notice to Seller. Any invasive tests regarding the Property or any part thereof shall require the prior written consent of Seller, which shall not be unreasonably withheld, delayed, or conditioned. Any such inspections and testing shall be performed by companies selected by Purchaser. Purchaser agrees to repair any damage to the Property arising out of or resulting from any such inspections or testing and to indemnify Seller against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting directly from the inspection or testing of the Property by Purchaser or its consultants or agents; provided, however, Purchaser shall have no obligation to indemnify and hold Seller harmless from any such claim, cost, expenses, damages, or injuries to the extent the same arises out of or results from the negligence or willful acts or omissions of Seller or its property manager or their respective employees, agents, or contractors; and, notwithstanding anything to the contrary in this Agreement, such obligation to repair and to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants maintain commercial general public liability insurance in an amount not less than $3,000,000 and in a commercially reasonable form with respect to any claims, damages, liabilities, or losses arising out of the inspections or testing. Purchaser shall deliver to Seller certificates of insurance or other satisfactory evidence with respect to the insurance required by this Section.

(b) Purchaser shall obtain financing for the purchase of the Property in an amount and on terms satisfactory to Purchaser.

(c) The State of Michigan, Kent County, the City of Kentwood, and the Michigan Economic Development Corporation shall provide incentives in such amounts and on such terms as shall be satisfactory to Purchaser.

Right of Termination. Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser’s sole discretion) that any of the contingencies set forth in Section 3.1 have not been satisfied, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller within three (3) business days following the expiration of the Contingency Period. If Purchaser timely gives such notice of termination, this Agreement shall terminate and the Earnest Money shall be promptly returned to Purchaser. If Purchaser falls to give Seller a notice of termination prior to the expiration of the Contingency Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and, subject to the terms and conditions of this Agreement, shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

REDEVELOPMENT PLANS; REDEVELOPMENT WORK

Redevelopment Criteria. Seller, at its sole cost and expense, shall redevelop the Total Property in accordance with the criteria set forth on Exhibit F attached hereto and made a part hereof (the “Redevelopment Criteria”), including (but without limitation) the subdivision of the Total Site so that the Land becomes a separate and distinct subdivided lot in compliance with all applicable laws and regulations, the removal of a section of the Total Improvements so that the Improvements located on the Land are separated from the remainder of the Total Improvements, the construction of a new south exterior wall for the Improvements, the division of all utilities, lighting and heating, ventilation and air conditioning systems in such a manner that the Improvements become a separate, free standing building with all building systems and utilities, including all site and ground utilities systems, in good operational condition and in compliance with all applicable governmental laws, ordinances, codes, rules, regulations and requirements (collectively, “Laws”).

Redevelopment Plans. Within forty-five (45) days following the Effective Date Seller, at its expense, shall submit to Purchaser detailed architectural and engineering construction drawings and specifications for the redevelopment of the Land and Improvements consistent with and conforming to the Redevelopment Criteria (such drawings and specifications are herein collectively referred to as the “Redevelopment Plans”). At each phase of the preparation of the Redevelopment Plans, Seller shall cause its architect and/or engineer to consult with Purchaser and its consulting engineer in an effort to ensure that the scope of the Redevelopment Plans conform to the Redevelopment Criteria. Within ten (10) days after receipt by Purchaser of the Redevelopment Plans, Purchaser (i) shall give its written approval thereto or (ii) if Purchaser reasonably believes that the work shown on Redevelopment Plans does not comply with the Redevelopment Criteria, shall request in writing revisions or modifications to the Redevelopment Plans. Seller shall submit such revisions or modifications to Purchaser within ten (10) days after receipt of Purchaser’s notice. Within ten (10) days following receipt by Purchaser of such revisions or modifications, Purchaser shall give its written approval thereto or shall request other revisions or modifications therein (but relating only to the extent Seller has failed to comply with Purchaser’s earlier requests). The preceding two sentences shall be implemented repeatedly until Purchaser gives its written approval to the Redevelopment Plans. If Purchaser shall fail to respond to the Redevelopment Plans with its approval or request for revisions/modifications within the time period(s) provided above, such failure shall be deemed Purchaser’s approval of the Redevelopment Plans. The Redevelopment Plans as approved (or deemed approved) by Purchaser shall herein be referred to as the “Final Redevelopment Plans”. Seller shall be responsible for all elements of the design of the Redevelopment Plans (including, without limitation, compliance with laws, functionality of all building, electrical, and mechanical systems, and the structural integrity of the design), and Purchaser’s approval of the Redevelopment Plans shall in no event relieve Seller of the responsibility for such design. For purposes of this Agreement, the “Redevelopment Work” shall mean all the work, equipment and improvements which are necessary or required to complete the redevelopment of the Land and Improvements in accordance with the Final Redevelopment Plans. Notwithstanding anything to the contrary contained herein, if Seller and Purchaser do not agree as to the Final Redevelopment Plans by the forth-fifth (45th) day following the date on which the Redevelopment Plans are delivered to Purchaser (the “Outside Redevelopment Plan Approval Date”), then either Seller or Purchaser may elect, by delivering written notice to the other party at any time following the Outside Redevelopment Plan Approval Date, to terminate this Agreement. In addition, Purchaser shall have the right to terminate this Agreement pursuant to this Section 4.2 at any time after Seller delivers the Redevelopment Plans to Purchaser to and including the Outside Redevelopment Plan Approval Date. If Seller or Purchaser timely gives said notice of termination, this Agreement shall terminate and the Earnest Money shall be promptly returned to Purchaser. Neither party shall have the right of termination under this Section 4.2 once the Redevelopment Plans have been approved by Purchaser and thereby become the Final Redevelopment Plans.

Seller Change Orders. At any time after the Final Redevelopment Plans are approved (or deemed approved) by Purchaser and thereafter throughout Seller’s prosecution of Redevelopment Work, Seller shall be permitted to direct changes in the Redevelopment Work (each a “Seller Change Order”). Within five (5) days of its receipt of any material Seller Change Order Purchaser (i) shall give its written approval thereto or (ii) if Purchaser reasonably believes that the Seller Change Order does not comply with the Redevelopment Criteria, shall request revisions or modifications to the Seller Change Order. Upon its receipt of any such request from Purchaser, Seller, if it wishes to pursue such Seller Change Order, shall submit such revisions or modifications to Purchaser. Within five (5) days following receipt by Purchaser of such revisions or modifications, Purchaser shall give its written approval thereto or shall request other revisions or modifications therein (but relating only to the extent Seller has failed to comply with Purchaser’s earlier requests). The preceding two sentences shall be implemented repeatedly until Purchaser gives its written approval to the Seller Change Order. If Purchaser fails to make a submission or furnish a response timely in accordance with the provisions of this Section 4.3, Purchaser shall be deemed to have approved the Seller Change Order in question. Once approved or deemed approved by Purchaser, the Seller Change Order shall become part of the Final Redevelopment Plans and the work shown on such Seller Change Order shall be part of the Redevelopment Work. For the purpose of this Section 4.3, Seller shall not unreasonably withhold, delay, or condition its approval of any Seller Change Order request. Any dispute between Seller and Purchaser arising out of or related to any material Seller Change Order shall, if not resolved within twenty (20) days after submission of the Seller Change Order to Purchaser, be subject to mediation as a condition precedent to arbitration. The parties shall endeavor to resolve their dispute under this Section 4.3 by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. The parties shall share the mediator’s fees equally. The mediation shall be held in the place where the Property is located, unless another location is mutually agreed upon. Any dispute under this Section not resolved by mediation shall be decided by binding arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect.

Performance of Redevelopment Work. Seller may perform the Redevelopment Work with any qualified and experienced general contractor(s), construction manager(s), subcontractors and trade contractors as Seller elects. Seller shall perform the Redevelopment Work in accordance with (i) the Final Redevelopment Plans, (ii) any Seller Change Orders approved or deemed approved by Purchaser, (iii) good construction practices and (iv) all Laws. The Redevelopment Work shall be performed in a good and workmanlike manner, and only new and first class materials shall be used. Purchaser shall reasonably cooperate with Seller’s efforts to obtain any permits, certificates or final approvals in connection with any portion of the Redevelopment Work, including, without limitation, executing and delivering any documents or instruments that Purchaser is required to sign and which are reasonably required by Seller in connection therewith. If Seller cannot obtain any required permits, approvals or certificates in connection with any portion of the Redevelopment Work, then Seller shall promptly notify Purchaser of same and Seller shall take all reasonable actions necessary to enable Seller to obtain such permits, approvals or certificates. Seller shall use commercially reasonable efforts to substantially complete the Redevelopment Work on or before the 180th day following the date the Final Redevelopment Plans are approved by Purchaser (the “Scheduled Redevelopment Completion Date”). The Scheduled Redevelopment Completion Date shall be extended one day for each work day the progress of the Redevelopment Work is delayed due to the occurrence of a Force Majeure Event (as defined in Section 12.14).

“Substantially complete” means:

completing Redevelopment Work in accordance with the Final Redevelopment Plans so that the only incomplete items are minor or insubstantial details of construction or mechanical adjustments;

securing a temporary or permanent certificate of occupancy from the City of Kentwood if required by applicable municipal ordinance, except that Seller shall not be required to obtain any certificate of occupancy that may be required in connection with any construction or renovation work that may be performed by Purchaser;

Purchaser, its employees, agents, and invitees have ready access to the Improvements through the lobby, entranceways, elevators, and hallways;

the fixtures, and equipment to be installed by Seller are installed and in good operating order; and

the Improvements are broom clean with all trash and debris removed.

At least five (5) days before the Closing Date, the parties shall inspect the Property, have all systems demonstrated, and prepare a punchlist. The punchlist shall list incomplete, minor, or insubstantial details of construction and necessary mechanical adjustments. Seller will complete the punchlist items as soon as reasonably possible, but in no event later than thirty (30) days, or the additional time, if any, reasonably necessary to promptly and diligently complete all punchlist items. Prior to the Closing Date, Seller shall cause its contractor to estimate in good faith the cost of the labor and materials needed to complete all punchlist items. At the time of Closing, Seller and Purchaser shall enter into a joint order escrow with Escrow Agent, into which net proceeds of sale in the amount of such cost estimate shall be deposited. Upon the proper completion of all punchlist items, the parties shall direct Escrow Agent to disburse the holdback funds to Seller. If Seller fails to timely complete any punchlist items, Purchaser may elect to complete such items and shall be entitled to have disbursed from the holdback escrow an amount equal to the cost to Purchaser of having such punchlist items completed. Notwithstanding the foregoing, if the aggregate estimate for all punchlist items is greater than $50,000, either party, by giving written notice to other party, may declare the Redevelopment Work to not be substantially complete, in which case Seller shall cause items on the punchlist to be completed to the extent that the cost estimate for the remaining punchlist items is equal to or less than $50,000 as of the Closing Date.

Purchaser Late Days. If there shall be any Purchaser Late Days (as defined below), which delay the completion of the Redevelopment Work beyond the Scheduled Redevelopment Completion Date as such date may be extended due to the occurrence of a Force Majeure Event, then the Scheduled Renovation Completion Date, the Outside Completion Date (as hereinafter defined) and the Closing Date shall be extended one day for each Purchaser Late Day; provided, however, for the purpose of prorating taxes and other items pursuant to this Agreement, the Closing shall be deemed to be advanced by the number of Purchaser Late Days. For purposes hereof, the term “Purchaser Late Day” shall mean (a) each day in any period beginning on the day after the day on which Purchaser is required to make a submission or furnish a response under Section 4.2. and ending on the day on which Purchaser makes the submission or furnishes the response, both days inclusive, (b) each day Seller is delayed in commencing, prosecuting or completing the Redevelopment Work by reason of any act, neglect, failure or omission by Purchaser in the performance of Purchaser’s obligations under this Article IV, and (c) each day Seller is delayed in commencing, prosecuting or completing the Redevelopment Work by reason of Purchaser’s failure to cooperate with Seller in connection with the performance by Seller of the Redevelopment Work (including, without limitation, Purchaser’s failure to execute and deliver any documents or instruments which Purchaser is required to sign and which are reasonably required by Seller in connection with Seller’s efforts to obtain any permits, certificates or final approvals in connection with any Redevelopment Work).

Delay Damages; Right to Terminate. If the Property is not Ready for Occupancy (as defined in Section 5.1 hereof) by the Scheduled Redevelopment Completion Date, as said date may be extended due to Purchaser Late Days, the Purchase Price shall be reduced by the amount of $3500 per day for the number of days following the Scheduled Redevelopment Completion Date, as said date may be extended due to Purchaser Late Days, to and including the date that the Property is Ready for Occupancy. Such per diem reduction in the Purchase Price (“Delay Damages”) shall constitute liquidated damages and not a penalty.

Purchaser may terminate this Agreement if the Property is not Ready for Occupancy or Seller cannot deliver actual vacant possession of the substantially complete Land and Improvements through no fault of Purchaser within ninety (90) days after the Scheduled Redevelopment Completion Date, as said date may be extended due to Purchaser Late Days (the “Outside Completion Date”). To terminate, Purchaser must give notice to Seller within thirty (30) days after the Outside Completion Date and before Seller gives notice to Purchaser that the Redevelopment Work is substantially complete. The time period set forth in this Paragraph shall be extended one day for each Purchaser Late Day, but not by reason of the occurrence of any Force Majeure Event. Promptly after such termination, Seller shall return to Purchaser all Earnest Money. If Seller’s failure to substantially complete the Redevelopment Work by the Outside Completion Date is due to the occurrence of one or more Force Majeure Events and if as a result thereof Seller so elects to terminate this Agreement, then such termination and the return of the Earnest Money to Purchaser shall be Purchaser’s sole remedy. If Seller’s failure to substantially complete the Redevelopment Work by the Outside Completion Date is for any reason other than the occurrence of a Force Majeure Event and for the purpose of hindering, undermining, or preventing the consummation of the purchase of the Property by Purchaser, and Purchaser elects to terminate this Agreement pursuant to this Section, then in addition to the return to Purchaser of the Earnest Money, Purchaser may seek to recover its actual, documented out-of-pocket costs incurred by Purchaser in connection with this transaction. If, however, Seller’s failure to substantially complete the Redevelopment Work by the Outside Completion Date is for the purpose of intentionally and willfully hindering, undermining, or preventing the consummation of the purchase of the Property by Purchaser, and Purchaser elects to terminate this Agreement pursuant to this Section, then in addition to the return to Purchaser of the Earnest Money, Purchaser may seek to recover its damages from Seller for Seller’s failure to timely complete such Redevelopment Work.

Warranty of Redevelopment Work. Seller shall deliver to Purchaser at the Closing a written warranty from the Contractor (as hereinafter defined) in favor of Purchaser, which shall be in the form of Exhibit H hereto. Seller’s contractor for the purpose of providing such construction warranty is A. J. Veneklasen Incorporated (“Contractor”).

No Cost or Liability of Purchaser. Seller agrees that Purchaser shall not be required to perform any work or incur any costs in connection with the Redevelopment Work.

Disputes. Any dispute arising out of or in connection with the Redevelopment Plans or the Redevelopment Work shall be determined by arbitration in accordance with construction industry rules of the American Arbitration Association.

ARTICLE IVA

PRIVATE ROADWAY; RECIPROCAL EASEMENT AGREEMENT;

SHARED FIRE LOOP AND PUMP HOUSE

4A.1 Private Roadway. Seller and Purchaser acknowledge that there is an existing private roadway that is located on and that forms a ring around the Total Site (the “Private Roadway”). The Private Roadway has three (3) entrances to and from the Total Site: (i) a main entrance from 44th Street on the northerly boundary line of the Total Site (the “Main Roadway Entrance”), (ii) a secondary entrance from 44th Street on the northerly boundary line of the Total Site (the “Truck Entrance”); and (iii) an entrance from Broadmoor Avenue on the southwesterly boundary line of the Total Site (the “Broadmoor Entrance”, and together with the Main Entrance and the Truck Entrance are collectively referred to as the “Private Roadway Entrances”). The Private Roadway Entrances are identified on Exhibit B hereto. The northerly portion of the Private Roadway, including the Main Entrance and the Truck Entrance, which is located on the Land, shall be conveyed to Purchaser as part of the Property. The southerly portion of the Private Roadway, including the Broadmoor Entrance, is being retained by Seller and is not being conveyed to Purchaser as part of the Property.

4A.2 Reciprocal Easement Agreement. At the Closing Seller and Purchaser shall execute and cause to be recorded against the title to the Total Site a reciprocal easement agreement (the “Reciprocal Easement Agreement”), pursuant to which (i) Purchaser shall grant to Seller a perpetual, nonexclusive easement of ingress and egress over and across the portion of the Private Roadway that will be located on the Land for the benefit of the portion of the Total Site lying south of the Land; (ii) Seller shall grant to Purchaser a perpetual, nonexclusive easement of ingress and egress over and across the portion of the Private Roadway that will be located on the portion of the Total Site lying south of the Land for the benefit of the Land, (iii) use of the Main Entrance shall be limited to passenger vehicles, whereas trucks will be permitted to enter and exit the Land from 44th Street by means of the Truck Entrance, (iv) Purchaser, at its expense, shall maintain in good condition and repair the portion of the Private Roadway located on the Land; (v) Seller, at its expense, shall maintain in good condition and repair the portion of the Private Roadway located on the portion of the Total Site lying south of the Land; and (vi) notwithstanding anything to the contrary contained in clauses (iv) and (v) hereof, if at any time there is excessive wear or damage to one party’s portion of the Private Roadway which is caused, in whole or in part, by commercial and/or construction trucks or other vehicles traveling to and from the other party’s portion of the Total Site, then such other party shall pay or reimburse the first party for the incremental cost of repairing the portion of the Private Roadway so worn or damaged by such commercial and/or construction trucks or other vehicles. Prior to the Closing Seller and Purchaser, each acting in good faith, shall negotiate and seek to reach agreement regarding the terms of the Reciprocal Easement Agreement.

4A.3 Fire Loop and Pump House. Seller and Purchaser acknowledge that there is an existing fire loop and pump house located on the westerly portion of the Total Site lying south of the Land (the “Fire Loop/Pump House”), which is depicted on Exhibit B hereto. The Fire Loop/Pump House serves the Total Property. Following the subdivision of the Total Site, and division of the Total Improvements and the conveyance of the Land and Improvements to Purchaser, the existing Fire Loop/Pump House shall continue to serve the Total Property, and Seller and Purchaser shall share the costs for maintaining the Fire Loop/Pump House. Therefore, the Reciprocal Easement Agreement shall provide that (i) Seller shall be responsible for the maintenance and repair of the Fire Loop/Pump House, and (ii) the cost for such maintenance and repair of the Fire Loop/Pump House shall be shared equally by Seller and Purchaser, except that any damage to the Fire Loop/Pump House caused by or resulting from the acts of Seller or Purchaser, or anyone for whose actions Seller or Purchaser is responsible, shall be repaired at the sole cost of the party whose actions (or the actions of any person or entity for whom said party is responsible) caused or suffered such damage to the Fire Loop/Pump House.

ARTICLE IVB

BOSCH WASTE WATER TANK

4B.1 Removal of Waste Water Tank. [BOSCH] (“Bosch”) previously owned and sold the Total Property to Seller and currently occupies a portion of the Total Property pursuant to the terms of a lease between Seller, as landlord, and Bosch, as tenant (the “Bosch Lease”). Pursuant to the Bosch Lease, Bosch is required to remove a waste water tank and related equipment (the “Waste Water Tank”) and remediate any environmental contamination of the Total Property related thereto. Seller represents to Purchaser that it has notified Bosch to remove the Waste Water Tank at this time. Seller shall use its best efforts to cause Bosch to complete the removal of the Waste Water Tank and to perform any required remediation work related thereto, all in compliance with applicable Laws, as soon as commercially and reasonably possible, but in no event later than fifteen (15) days prior to the Closing Date. Seller shall provide to Purchaser at least fifteen (15) days prior to Closing a report from a qualified environmental engineering firm or other reasonably satisfactory evidence confirming that the Waste Water Tank has been removed properly in compliance with applicable Laws and that indicates that no further testing or remediation work is recommended in connection with the removal of the Waste Water Tank. To the extent possible, said report should be for the benefit of Purchaser in addition to Seller and/or Bosch such that Purchaser shall be entitled to rely on it. Attached hereto as Exhibit I is a copy of the environmental indemnity of Bosch set forth in the Bosch Lease. Seller agrees to enforce such indemnity against Bosch, whether before or after Closing, if required, and such obligation shall survive the Closing.

CLOSING

Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held at the offices of First American Title Insurance Company located in downtown Chicago, Illinois, at 10:00 a.m. (local time in Chicago, Illinois) on the tenth (10) business day following the date on which the Property is Ready for Occupancy, or the date to which the Closing is extended pursuant to Section 4.5, or such other date mutually agreed to by Seller and Purchaser (the “Closing Date”). The Closing shall occur on a “New York style” basis. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 5.2 and Section 5.3, the performance of which obligations shall be concurrent conditions. The Land and Improvements shall be ready for occupancy by Purchaser (“Ready for Occupancy”) upon the last to occur of the following conditions (i) upon substantial completion of the Redevelopment Work in accordance with the Final Redevelopment Plans, (ii) Seller gives Purchaser at least ten (10) days advance notice of the estimated substantial completion date if different from the Scheduled Redevelopment Completion Date, and (iii) Seller is ready, willing, and able to deliver to Purchaser actual vacant possession of the entire Land and Improvements.

Seller’s Obligations at Closing. At Closing, Seller shall deliver the following documents, each of which shall be in a form reasonably acceptable to Purchaser:

deliver to Purchaser a duly executed special warranty deed (the “Deed”) in recordable form, conveying to Purchaser fee simple title to the Land and Improvements, subject only to the Permitted Exceptions;

deliver to Purchaser a duly executed bill of sale conveying the Personal Property and Intangibles to Purchaser with warranty of title but without warranty, expressed or implied, as to merchantability and fitness for any purpose;

deliver a written warranty conforming to the provisions of Section 4.7;

deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 6.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 6.3 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change; in no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing or (ii) is expressly permitted under the terms of this Agreement; notwithstanding the foregoing, Seller shall remain liable for any fraudulent or willful breach of any representation or warranty made by Seller in this Agreement.

deliver to Purchaser such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

deliver to Purchaser the licenses and permits and certificates of occupancy, if any, in the possession of Seller or Seller’s agents relating to the Property, together with such files and records which are material in connection with the continued operation and maintenance of the Property;

deliver to Purchaser possession and occupancy of the entire Property, subject to the Permitted Exceptions;

deliver to Purchaser evidence of the termination of the existing management agreement, if any;

deliver to Purchaser any keys to the Improvements in Seller’s possession;

deliver to Purchaser all required transfer tax declarations executed by Seller;

deliver to Purchaser two (2) copies of the Reciprocal Easement Agreement executed and notarized on behalf of Seller;

deliver to the Title Company such documents as may be commercially and reasonably required by the Title Company to issue the Title Policy, including an ALTA Owner’s Statement; and

deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

pay to Seller the full amount of the Purchase Price, which shall include the Earnest Money, as increased or decreased by prorations and adjustments as herein provided, in immediately available funds pursuant to Section 1.6 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

join Seller in execution of the instruments described in Sections 5.2(k) and (l) above;

deliver to Seller such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Credits and Prorations.

The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

general and special real estate taxes and other state or city taxes affecting the Property (collectively “Taxes”) in accordance with Section 5.4(b) below;

payments under the operating agreements;

gas, electricity and other utility charges, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing allocated to the Improvements; and

any other operating expenses or other items pertaining to the Property allocated to the Improvements which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

Notwithstanding anything contained in the foregoing provisions, Taxes shall be prorated as of the Closing Date on the basis of the most recent ascertainable amounts of, or other reliable information in respect to, each such item, and the net credit to Purchaser or Seller shall be credited to the Purchase Price on the Closing Date. If the Property is not a distinct and independent tax parcel, but is part of a larger tax parcel, then for the purpose of calculating such prorations the parties agree that the taxes attributable to the Land and Improvements constitute one-half of the Taxes for the Total Property. The parties agree that with respect to any tax bills issued after the Closing (and not covered by the tax proration at Closing) for which the Land and Improvements are not a separate tax parcel distinct from the remainder of the Total Property, the Taxes for said period shall be divided equally between Seller and Purchaser. Any special assessments, charges or fees, whether state or local, including any interest or penalty which is a lien or charge against the Property on the Closing Date, whether due in full or in part, shall be charged to Seller and paid in full at Closing, unless Purchaser has agreed to take subject thereto, in which case the Purchase Price shall be reduced by a credit for such amount.

The provisions of this Section 5.4 shall survive Closing.

Closing Costs. Closing costs shall be allocated as follows:

Seller shall pay (i) the fees of any counsel representing it in connection with this transaction, (ii) the fee for the title examination and the Title Commitment and the premium for the Owner’s Policy of Title Insurance (with the endorsements listed on Exhibit E) to be issued to Purchaser by the Title Company at Closing (iii) the cost of the Survey and the update thereof, (iv) the transfer tax imposed by the State of Michigan, the County of Kent, and, the City of Kentwood, and (v) one-half (1/2) of any escrow or closing fees which may be charged by the Escrow Agent or Title Company.

Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the fees for recording the Deed conveying the Property to Purchaser; (iii) the fee for any other endorsements to the Owner’s Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing which Purchaser requests; and (iv) one-half (1/2) of any escrow or closing fees charged by the Escrow Agent or Title Company.

All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.2.

All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

In the event any of the foregoing conditions are not fulfilled or waived by Purchaser by Closing, this Agreement shall terminate and the Earnest Money shall be promptly returned to Purchaser.

Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.3.

All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications not adverse to Seller).

Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

In the event any of the foregoing conditions are not fulfilled or waived by Seller by Closing, this Agreement shall terminate and the Earnest Money shall be retained by Seller.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

Organization and Authority. Seller has been duly organized and is validly existing under the laws of the state of its formation. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

Lease. There are no leases, occupancy agreements, licenses, concessions, or other agreements permitting any tenant, occupant, licensee, or other third party (other than Purchaser) to have possession of the Property or any part thereof as of the Closing Date.

Lease Brokerage. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property.

No Violations. Seller has not received prior to the Effective Date any notification from any governmental or public authority, and has no knowledge (i) that the Property or any part hereof is in violation of any applicable laws, including (without limitation) any fire, health, building, use, occupancy or zoning Laws where such violation remains outstanding, or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property.

Insurance. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

Environmental Matters. Except as set forth in any environmental assessment reports described on Exhibit G and as otherwise set forth on Exhibit G, (i) Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations regarding Hazardous Substances at the Property, and, (ii) to Seller’s knowledge, prior to and during Seller’s ownership of the Property, (1) no Hazardous Substances have been located on the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property in violation of any applicable Environmental Laws; (2) no underground storage tanks have been located on the Property; (3) the Property has never been used as a dump for waste materials; and (4) the Property and its prior uses comply with, and at all times have complied with, any applicable governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials (“Environmental Laws”).

As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other Environmental Laws applicable to the Property.

Additionally, but not in lieu of Seller’s affirmative warranties, representations and undertakings set forth herein, Seller agrees to indemnify, defend and hold harmless Purchaser and its grantees from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorneys’ fees and expenses, consultants’ fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by Purchaser and its grantees as a result of (i) the inaccuracy or breach of any such representation or warranty, or (ii) any matter, condition or act involving Environmental Laws or Hazardous Substances which existed on or arose during the period of time that Seller owned the Total Property and which failed to comply with the Environmental Laws in effect as of the Closing Date or any existing common law theory based on nuisance or strict liability in existence as of the Closing Date, whether or not Seller had knowledge of same as of the Closing Date.

No Operating Agreements. Except as disclosed on Exhibit G, neither Seller nor its property manager is a party to any agreements relating to the upkeep, repair, maintenance or operation of the Property, which will survive the Closing.

Licenses. To the actual knowledge of Seller, all licenses, certificates of occupancy, approvals, and permits issued or approved by any governmental authority and relating to Seller’s operation, ownership and maintenance of the Property or any part thereof, including (without limitation) elevator permits, machinery permits, business licenses, ingress and egress permits, are listed on Exhibit G (“Licenses”) and are all of the Licenses from governmental authorities held by Seller in connection with its ownership and operation of the Property. To the actual knowledge of Seller, each of the Licenses is in full force and effect and in good standing and neither Seller nor any agent or employee of Seller has received notice of any information on the part of the issuing authority to cancel, suspend or modify any of the Licenses or to take any action or institute any proceedings to affect such a cancellation, suspension or modification. The Property is operated and occupied in compliance with each of the Licenses. All of the Licenses are fully paid for, and Seller has made, or will make, application for renewals of any such Licenses which shall expire before the Closing.

Title to Personal Property. Seller owns good and marketable title to the Personal Property and each item thereof free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except the Permitted Exceptions, to the extent applicable.

Title to Intangibles, etc. The interest of Seller in the Intangibles, including (without limitation) the Licenses, is free and clear of all encumbrances and has not been pledged, transferred or assigned to any other persons.

Possession. Except for Seller and as disclosed on Exhibit G hereto, there are no persons in possession or occupancy of the Land and Improvements or any part thereof, nor are there any persons who have possessory rights with respect to the Land and Improvements or any part thereof.

Compliance with Legal Requirements. To the actual knowledge of Seller and subject to the completion of the Redevelopment Work, the Improvements have been constructed and are presently used and operated in compliance with all Licenses and all applicable Laws, and with all covenants, easements and restrictions affecting the Property, and all obligations of Seller or the Property with regard to the Licenses, laws, and covenants, easements and restrictions have been and are being performed in a proper and timely manner.

Condemnation, Taxes, Assessments. There is no existing, pending, or, to the actual knowledge of Seller, contemplated, threatened or anticipated (i) condemnation of any part of the Land and Improvements; (ii) widening, change of grade or limitation on use of streets abutting the Land and Improvements; (iii) special tax or assessment to be levied against the Land and Improvements; (iv) change in the zoning classification of the Land and Improvements; or (v) change in the tax assessment of the Land and Improvements.

Utilities. To the actual knowledge of Seller and subject to the completion of the Redevelopment Work, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities and public or quasi-public improvements upon, or adjacent to the Land and Improvements required by law, or for the normal operation of the Property are installed, are connected under valid permits, are in good working order, are adequate to service the Property and are fully paid for. Seller has received no notice of any pending or threatened termination of any utility services for the Property.

For the purposes hereof, all representations and warranties of Seller herein that are based upon the actual knowledge of Seller shall be deemed to mean and are limited to the actual knowledge of Donald J. Shoemaker without independent inquiry or investigation. If prior to Closing Purchaser has actual knowledge of the violation of any of the representations and warranties of Seller set forth in this Agreement and if nonetheless Purchaser closes the transaction contemplated by this Agreement, then Purchaser shall be deemed to have waived such violation.

Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 6.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 5.2(d) hereof, shall survive Closing for a period of one (1) year. No claim for a breach of any representation or warranty of Seller shall be actionable or payable unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one (1) year period.

Covenants of Seller. Seller hereby covenants with Purchaser as follows:

Subject to Seller’s completion of the Redevelopment Work, Seller shall maintain the Property free from waste and neglect and in good order and repair and shall keep and perform or cause to be performed all obligations of Seller under the Licenses and all obligations of Seller under all applicable Laws, to and including the Closing Date or termination of this Agreement. Seller shall tender possession of the Property to Purchaser in good order and condition with all Redevelopment Work substantially completed in accordance with the Final Redevelopment Plans, except for ordinary wear and tear. Such maintenance shall include keeping the Improvements sufficiently heated during cold periods in order to prevent water lines and sprinkler systems from freezing and possibly bursting or leaking.

From the Effective Date to the Closing Date, Seller shall maintain or cause to be maintained liability, casualty and other insurance upon and in respect to the Property against such hazards and in such amounts as is commercially reasonable for similar properties.

From the Effective Date to the Closing Date, Seller shall permit representatives, agents, employees, lenders, contractors, appraisers, architects and engineers designated by Purchaser access to and entry upon the Land and Improvements, to examine, inspect, measure and test the Property and to examine and inspect the documents described in Section 3.1, wherever they may be located. Any such entry onto the Property shall be subject to Purchaser providing Seller with at least 24 hours prior notice; and, any invasive testing of the Land and Improvements shall only be made after obtaining the prior approval of Seller, which approval shall not be unreasonably withheld, delayed, or conditioned. Neither Purchaser nor anyone claiming by, through, or under Purchaser shall unreasonably interfere with the progress of the Redevelopment Work.

From the Effective Date to the Closing Date or earlier termination of this Agreement, subject to the completion of the Redevelopment Work, Seller shall operate and manage the Property in the same manner as it has been operated and managed heretofore, provided that during such period, without the prior written consent of Purchaser, Seller shall not do, suffer or permit, or agree to do, any of the following:

Except with respect to the Redevelopment Work, enter into any transaction with respect to or affecting the Property out of the ordinary course of business;

Sell, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever that is not removed or remedied at or before the Closing;

Enter into, amend, waive any rights under, terminate or extend any contract or lease affecting the Property or any part thereof; or

Except with respect to the Redevelopment Work, remove from the Property any of the fixtures thereon or any of the Personal Property.

From the Effective Date to the Closing Date, Seller shall make available to Purchaser and its representatives, for Purchaser’s inspection and copying, to the extent in the possession of Seller or its counsel:

All contracts and Licenses affecting the Property;

The most recent and prior years’ real estate and other tax bills pertaining to the Property;

All documents evidencing the Permitted Exceptions;

As-built plans and specifications for the improvements on the Property, including the plans and specifications for and a complete description of all existing renovations to the Property, including the Redevelopment Plans;

As-built drawings of underground utilities (including sewer, water, gas, telephone and electrical service cables) located under the Land or Improvements, if available;

All essential data, correspondence, documents, agreements, waivers, notices, applications and other records in respect to the Property and relating to transactions with taxing authorities, governmental agencies, utilities, vendors, tenants, mortgagees and others with whom Purchaser may be dealing subsequent to Closing;

Survey of the Property;

Any records or other information regarding the Property and its operations reasonably requested by Purchaser; and

Provided that Seller does not make any representation or warranty with respect to any such information, except as otherwise set forth in this Agreement.

Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

Purchaser has the full right, power and authority to enter into this Agreement and to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Section 6.4 shall survive Closing for a period of two (2) years.

DEFAULT

Default by Purchaser. If Purchaser defaults under this Agreement for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, and such default is not cured within five (5) business days after notice thereof from Seller, Seller shall be entitled to terminate this Agreement, receive the Earnest Money and bring an action for damages as a result of Purchaser’s default under this Agreement.

Default by Seller. If Seller defaults under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided and such default is not cured within five (5) business days after written notice thereof from Purchaser, Purchaser may elect either (i) to receive the return of the Earnest Money and to pursue against Seller any and all remedies available to Purchaser at law or (ii) to pursue an action in equity for specific performance of Seller’s obligations under this Agreement. Notwithstanding anything to the contrary contained in this Section 7.2, if as a result of a Seller default Purchaser seeks to recover damages against Seller pursuant to clause (i) of the preceding sentence, and if such Seller default does not arise out of, result from, or involve any act or omission intentionally and willfully caused, created, or suffered by Seller for the purpose of hindering, undermining, or preventing the consummation of the purchase of the Property by Purchaser, then Purchaser, as its sole remedy, shall be entitled to the return of the Earnest Money and reimbursement by Seller of all documented costs incurred by Seller in connection with the transaction contemplated by this Agreement.

RISK OF LOSS

Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Major Damage. In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be promptly returned to Purchaser. If Purchaser does not elect to terminate this Agreement within twenty (20) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy.

Definition of “Major” Loss or Damage. For purposes of Sections 8.1 and 8.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Five Hundred Fifty Thousand Dollars ($500,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

COMMISSIONS

Brokerage Commissions. Each party represents to the other that there has been no broker or finder engaged in connection with the sale of the Property other than Grubb & Ellis/Paramount (“Seller’s Broker”) and Pollina Corporate Real Estate, Inc. (“Purchaser’s Broker,” and together with Seller’s Broker, the “Brokers”). Seller will be solely responsible for paying any commission or fee due to Seller’s Broker. Purchaser will be solely responsible for paying any commission or fee due to Purchaser’s Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Brokers by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing.

RIGHT OF FIRST REFUSAL TO PURCHASE

Right of First Refusal. At the time of Closing Seller and Purchaser shall enter into an agreement in recordable form whereby Seller grants to Purchaser a right of first refusal to purchase all or any part of the southerly portion of the Total Property (other than the Land and Improvements), which is commonly known as

4700 Broadmoor, Grand Rapids, Michigan (the “Remaining Property”), on the same terms and conditions as contained in a contract to purchase, exchange or otherwise acquire the Remaining Property or any part thereof, which was presented to Seller, or negotiated with Seller, by a bona fide and financially competent purchaser and which Seller is willing to accept (the “Contract”); provided, however, if the Contract includes the sale of any property in addition to the Remaining Property, then Purchaser’s right of first refusal shall only apply to Remaining Property or the part thereof described in the Contract and the purchase price therefore shall be fairly and equitably allocated to the Remaining Property or the part thereof to be sold pursuant to the Contract. Upon receipt of, or completion of the negotiation for, the Contract, Seller shall promptly deliver a copy of the Contract to Purchaser and Purchaser shall have fourteen (14) days within which to notify Seller that Purchaser is exercising this right of first refusal (the “Purchase Offer Notice”). To be effective the Purchase Offer Notice must include an Earnest Money check in an amount equal to the amount of the initial earnest money required to be deposited under the Contract, which amount shall be deposited with an escrow agent satisfactory to Seller and Purchaser. If Purchaser so exercises this right of first refusal, then Purchaser shall be deemed to be the purchaser of the Remaining Property to be sold pursuant to the Contract on the same terms and conditions as contained in the Contract, except that, as indicated above, if the Contract involves the sale of property in addition to the Remaining Property, Purchaser’s right of first refusal shall only apply to the Remaining Property or the part thereof to be sold pursuant to the Contract and the purchase price therefore shall be allocated accordingly. If Purchaser does not deliver timely notice of its exercise of this right of first refusal, then Seller shall be entitled to proceed to close the sale of the Remaining Property to be sold pursuant to the Contract with the bona fide purchaser on the terms of the Contract. If any material term of the Contract is changed in any material way to the benefit of the bona fide purchaser, then Seller shall deliver a copy of the revised Contract or any amendment thereto to Purchaser and this right of first refusal shall again be applicable to the Contract as so revised or amended.

RIGHT OF FIRST REFUSAL TO LEASE

The Offer. Purchaser shall have an ongoing right of first refusal to lease all or any part of the Remaining Property on the terms and conditions hereinafter set forth. If Seller receives a bona fide written offer from a prospective tenant which Seller is prepared to accept, or delivers to a prospective tenant a written offer or proposal (any such offer or proposal being hereinafter referred to as an “Offer”), for a new lease of any of the Remaining Property, then Seller promptly thereafter shall give notice thereof to Purchaser, which notice shall be accompanied by a copy of the Offer. Seller may not lease the Remaining Property or any portion thereof without first giving such a notice. Each Offer shall include, at a minimum, the location (including a scaled floor plan) and rentable area of the space to be leased, the commencement date of the term of the proposed lease, the lease term, the tenant improvement allowance or other concessions, if any, and the rent. Purchaser may elect to lease so much of the Remaining Property as is described in such Offer by giving notice of such election to Seller within fourteen (14) days following Purchaser’s receipt of such notice from Seller. If Purchaser fails to give such notice within such fourteen (14) day period, Seller shall have one hundred eighty (180) days after the expiration of said fourteen (14) day period to lease the space described in such Offer to another prospective tenant for a net effective rental rate which is not less than ninety five percent (95%) of the net effective rent offered to Purchaser in the related Offer notice. If Seller shall not have so leased said space within said 180-day period or if Seller desires to lease said space at a net effective rental rate less than 95% of the rate offered to Purchaser, then Purchaser shall again have a right of first refusal in accordance with the provisions of this Section with respect to such space and Seller shall again be required to provide Purchaser a new Offer notice hereunder.

The Lease. If Purchaser elects to lease space pursuant to Section 11.1, then such space shall be leased to Purchaser as of the commencement date set forth in the Offer, upon all of the terms, conditions and provisions of a lease to be negotiated by Seller and Purchaser, each acting in good faith, within fifteen (15) days, or the additional time, if any, reasonably necessary to complete such negotiations, after Purchaser delivers to Seller the notice exercising its right of first refusal. The rent for such space shall be as set forth in the Offer. All other applicable terms of the Offer shall be included in the lease.

MISCELLANEOUS

Public Disclosure. Prior to Closing, any release by Seller or Purchaser to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Seller and Purchaser and their respective counsel, which approval shall not be unreasonably withheld, delayed, or conditioned.

Assignment. Neither Seller nor Purchaser shall assign their rights under or any interest in this Agreement without the prior written consent of the other party, except that Purchaser may assign its rights in this Agreement to an entity controlled by or under common control with Purchaser, with prior notice to, but without the consent of, Seller.

Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Franklin Kentwood, LLC
2000 York Road,
Oak Brook, Illinois 60523
Attn: Donald J. Shoemaker
TELECOPY: 630-572-7556

With a copy to:	Levenfeld Pearlstein, LLC
2 North LaSalle Street
Suite 1300
Chicago, Illinois 60602
Attn: Marc S. Joseph
TELECOPY: 312-346-8434

If to Purchaser:	X-Rite, Incorporated
3100 44th Street SW
Grandville, MI 49418
Attn: Mary E. Chowning
TELECOPY: 616-257-3710

with a copy to:	Pollina Consulting
401 Devon Avenue
Park Ridge, IL 60068
Attn: Ronald R. Pollina
TELECOPY: 847-685-9018

and

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Michigan 60606
Attn: Gerald M. Offutt, P.C.
TELECOPY: (312) 984-7700

Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 12.7 shall survive Closing.

Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state.

No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit A - Description of Total Site

Exhibit B - Description of Total Property

Exhibit C - Description of Land

Exhibit D - Description of Improvements

Exhibit E - Title Endorsements

Exhibit F - Redevelopment Criteria

Exhibit G - Disclosure Schedule

Exhibit H - Contractor’s Warranty

Exhibit I - Environmental Indemnity (Bosch Lease)

Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Force Majeure. If and to the extent that either Seller’s or Purchaser’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of the prevented, hindered or delayed entity (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed entity shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such entity continues to use its best commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The entity whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other entity of the occurrence of the Force Majeure Event, describe in reasonable detail the nature of the Force Majeure Event and, to the extent the Force Majeure Event causes a delay in the performance of any obligation, estimate in good faith the length of delay resulting from such Force Majeure Event. Notwithstanding the foregoing, the provisions of this Section shall not operate to excuse Seller or Purchaser, as the case may be, from any payments required by the terms of this Agreement.

Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Effective Date. The “Effective Date” shall mean the date on which this Agreement is executed by Seller and Purchaser.

Time of the Essence. Time is of the essence of this Agreement.

As-Is Condition. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND EXCEPT FOR THE CONTRACTOR’S WARRANTY OF THE REDEVELOPMENT WORK, PURCHASER IS ACQUIRING THE PROPERTY “AS IS” WITH ALL FAULTS AND DEFECTS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY.

Like Kind Exchange. Seller expressly reserves the right to assign its rights under this Agreement to a “qualified intermediary” for the purpose of exchanging fee simple title in the Property for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (the “1031 Exchange Transaction”). However, such assignment will in no way relieve Seller of any obligations or duties under this Agreement. Seller may elect by written notice to Purchaser made no less than three (3) business days’ prior to the Closing Date to enter into a 1031 Exchange Transaction through a “Qualified Intermediary”, whereupon Seller shall assign this Agreement to such Qualified Intermediary. By executing this Agreement, Purchaser agrees to reasonably cooperate with Seller and the Qualified Intermediary, at no additional cost or liability to Purchaser and without any delay in the time of Closing, to effect the 1031 Exchange Transaction, and to execute and deliver any and all documents which reasonably may be required to effect the 1031 Exchange Transaction.

*    END OF TEXT    *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

FRANKLIN KENTWOOD, LLC

By:
Name:
Title:

PURCHASER:

X-RITE, INCORPORATED

By:
Name:
Title:

Exhibit A

LEGAL DESCRIPTION OF TOTAL SITE

The land referred to in this Commitment, situated in the County of Kent, City of Kentwood, State of Michigan, is described as follows:

Part of the Following:

That part of the Northwest 1/4, Section 25, Town 6 North, Range 11 West, City of Kentwood, Kent County, Michigan, described as: Beginning at the North 1/4 corner of said Section; thence South 02º04’40” East 2327.19 feet along the North-South 1/4 line of said Section to a point which is North 02º04’40” West 323.22 feet from the center of said Section; thence North 89º53;00” West 806.73 feet parallel with the South line of said Northwest 1/4; thence North 30º23;48” West 493.97 feet along the proposed Easterly line of Broadmoor Avenue; thence North 73º14’45” East 222.92 feet; thence North 30º23;48” West 591.83 feet to a point on the North line of the South 1/2 of said Northwest 1/4 (said point being North 89º56’29” West 1106.36 feet from the Northeast corner of the Southeast 1/4 of said Northwest 1/4); thence South 89º56’29” East 80.55 feet along said North line to a point which is South 89º56’29” East 300.00 feet from the Southwest corner of the Northeast 1/4 of said Northwest 1/4; thence North 02º09’41” West 1324.23 feet parallel with the West line of the Northeast 1/4 of said Northwest 1/4; thence North 90º00’00” East 1027.69 feet along the North line of said Northwest 1/4 to the place of beginning.

Exhibit B

DESCRIPTION OF TOTAL PROPERTY

See Attached

Exhibit C

DESCRIPTION OF LAND

Seller and Purchaser shall mutually agree on this Exhibit within five (5) business days following the Date of Seller’s Acceptance.

Exhibit D

DESCRIPTION OF IMPROVEMENTS

Seller and Purchaser shall mutually agree on this Exhibit within five (5) business days following the Date of Seller’s Acceptance.

Exhibit E

TITLE ENDORSEMENTS

1.	Zoning 3.1 Endorsement (with parking and loading docks).

2.	Owner’s Comprehensive Endorsement 1B.

3.	PIN Endorsement 1A.

4.	Location Endorsement 1.

5.	Location Endorsement 4 – Contiguity.

6.	Location Endorsement 6 – Contiguity to Street.

7.	Legal Description Equivalency Endorsement.

8.	Restrictions Endorsement 4 (if applicable).

9.	Encroachment Endorsement (if applicable).

10.	Extended Coverage Endorsement

11.	Endorsement 21 (Creditor Rights)

Exhibit F

REDEVELOPMENT CRITERIA

In general terms, the Redevelopment Plans shall include subdivision of the land, removal of a section of the existing structure, construction of a new south exterior wall, division of all utilities, lighting and heating, ventilation and air conditioning (“HVAC”) systems in such a manner that the 350,000 of building to be purchased is free standing with all building systems and utilities, including all site and ground utilities systems, in operational conditions and meeting specifications that are no less than those of this portion of the building prior to subdivision. Electricity infrastructure must be able to handle a minimum 1500 KW Demand and 600,000 Kwh per month. Seller will deliver the Property with no less than 600 parking spaces and the Property shall be in full compliance with any and all parking laws, ordinances, codes, rules, regulations and requirements . The Total Property will be divided in such a manner that no less than 100 feet free space exist between the property line and southernmost exterior wall of the building located on the Land. The subdivision of the building shall meet all governmental laws, ordinances, codes, rules, regulations and requirements.

Exhibit G

DISCLOSURE SCHEDULE

Seller and Purchaser shall mutually agree on this Exhibit within five (5) business days following the Date of Seller’s Acceptance.

1.	Environmental Matters:

2.	Licenses:

3.	Operating Agreements:

4.	Parties In Possession of the Property